Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President & CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Earnings Increase for the Second Quarter of 2008

July 22, 2008, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq symbol: FCVA), the bank holding company for First Capital Bank, announced today a 6.7% increase in earnings for the three months ended June 30, 2008 to $386 thousand or $0.13 per diluted share, compared to $362 thousand or $0.18 per diluted share for the same period in 2007. Earnings for the first six months of 2008 increased 12.5% to $801 thousand or $0.27 per diluted share, compared to earnings of $712 thousand or $0.37 per diluted share for the same period in 2007. The decrease in diluted earnings per share was the result of the issuance of 1,020,000 shares of common stock as the result of a stock offering in 2007.

Total assets at June 30, 2008 were $396.5 million, up $44.6 million, or 12.7%, from total assets at December 31, 2007 and up $109.5 million, or 38.1%, from the same period in 2007. Total loans increased $107.0 million to $335.5 million, up 46.8% from the same period in 2007. Deposits increased $69.2 million to $288.2 million, up 31.6% from the same period in 2007. Federal Home Loan Bank advances increased $25.0 million to $50.0 million, up 100.0% from the same period in 2007. The Company’s capital position remains strong as Stockholders Equity increased $4.0 million, up 12.7% from June 30, 2007 as earnings over the last twelve months totaled $1.8 million and the Company exercised an over-allotment in July 2007, increasing net worth by $2.1 million. At June 30, 2008, the Company exceeded all regulatory capital requirements.

Net interest income increased 29.4% to $5.5 million from $4.3 million for the six months ended June 30, 2007. This increase in net interest income is attributable to the 46.8% growth of the loan portfolio from $228.6 million at June 30, 2007 to $335.5 million at June 30, 2008, offset by the effects of drastic reductions in the prime lending rate. The Federal Reserve Bank dropped the federal funds target rate and the associated prime rate of interest 300 basis points late in 2007 and the first quarter of 2008. An additional 25 basis point drop occurred in the second quarter of 2008 resulting in a decrease of 325 basis points for the last twelve months. At June 30, 2008, approximately 39.5% of the Bank’s loan portfolio is tied to this key rate. Although the vast majority of our time deposits are set to reprice in the next six months and will continue to lower funding costs, this rapid reduction in rates put pressure on our net interest margin during the first and second quarter. The net interest margin for the second quarter of 2008 was 2.96%, a decline from 3.36% in the second quarter of 2007. For the six months ended June 30, 2008, the net interest margin was 3.07% down from 3.36% for the first six months of 2007.

Noninterest expense increased $306 thousand or 17.8% for the three months ended June 30, 2008 as compared to the same period in 2007 and $740 thousand or 22.5% for the six months ended June 30, 2008. The majority of the increase is attributable to the expanded branch franchise and the key additions to the lending team. Consequently, the largest increases in noninterest expense occurred in salaries and employee benefits of $101 thousand for the three months ended June 30, 2008 and $322 thousand for the six months ended June 30, 2008 as compared to the comparable periods in 2007. With the addition of one new branch in June 2008, occupancy expense has increased $26 thousand for the quarter ended June 30, 2008 and $47 thousand for the six months ended June 30, 2008.

The Company’s asset quality continues to remain strong. The Company expensed $310 thousand in provision for loan losses from second quarter earnings, compared to only $130 thousand in the same period of 2007. Asset quality on the $335.5 million loan portfolio remained strong and we feel our underwriting and client selection should differentiate our loan portfolio from our competitors. There were no loans delinquent more than 30 days but less than 89 days at June 30, 2008. Non-performing assets totaled $81 thousand and represented .02% of total assets. The reserve for loan losses of $3.1 million represents 0.93% of total loans as of June 30, 2008 up from 0.84% at December 31, 2007.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted, “While these are clearly some of the most challenging times our industry has dealt with in decades, we’re confident it is exactly this environment that will bring our company’s strengths to the forefront. We’ve stuck to our knitting, remained conservative in our underwriting and loan structures, grown through attracting experienced lenders and known relationships, and have been selective in the opening and geographic diversity of our new offices. We’re well capitalized with uniquely strong asset quality and operate in a market with a proven history of stability. In addition, we have no sub-prime mortgage exposure.”

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County. The Company will relocate the Innsbrook Branch across the street to a free standing location in the third quarter of 2008. The Company will also relocate our Forest Office Park branch to a free standing location at 7100 Three Chopt Road in the City of Richmond in the fourth quarter.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:

	June 30, 2008	December 31, 2007
Total assets	$396,462	$351,867
Loans, net	332,409	294,234
Deposits	288,221	255,108
Borrowings	70,328	58,519
Stockholders’ equity	35,278	34,859
Book value per share	$11.87	$11.73
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses to loans	0.93%	0.84%
Nonperforming assets to assets	0.02%	0.01%

Selected Operating Data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest income	$5,870	$4,821	$11,893	$9,324
Interest expense	3,133	2,607	6,355	5,045

Net interest income	2,737	2,214	5,538	4,279
Provision for loan losses	310	130	635	252
Noninterest income	199	189	371	356
Noninterest expense	2,028	1,721	4,033	3,293

Income before income tax	598	552	1,241	1,090
Income tax expense	212	190	440	378

Net income	$386	$362	$801	$712

Income per share
Basic	$0.13	$0.19	$0.27	$0.38

Diluted	$0.13	$0.18	$0.27	$0.37

Selected Performance Ratios:
Return on average assets	0.40%	0.53%	0.43%	0.54%
Return on average equity	4.39%	7.88%	8.38%	8.38%
Net interest margin	2.96%	3.36%	3.07%	3.36%
Efficiency	69.1%	71.6%	68.25%	71.04%
Equity to assets	8.90%	10.91%	8.90%	10.91%

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